Exhibit 99.1

Wild Oats Markets, Inc. Announces the Appointment of

Three New Board Members and the

Resignation of Mo Siegel and David Ferguson from its Board of Directors

Dr. Stacey Bell, David Gallitano and Mark Retzloff bring diverse expertise and deep industry knowledge to the Wild Oats Board of Directors.

BOULDER, Colo., February 3 - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced Dr. Stacey Bell, David Gallitano and Mark Retzloff have been elected to serve on the Company’s Board of Directors. The Company also announced the resignation of Mo Siegel, former CEO and Chairman of Celestial Seasonings and David Ferguson, former General Partner of JP Morgan Partners, from its Board of Directors.

Dr. Bell currently serves as Vice President of Medical Research and Education at Sears Labs in Marblehead, Mass. and oversees development of functional food products for Advanced Functional Foods International, Inc. in Belmont, Mass. A registered dietitian and expert in the dietary supplement field, she has developed products to help people manage their health. Dr. Bell is a renowned author, collegiate instructor and celebrated speaker in the area of health and nutrition, and has written and edited more than 60 books, articles, chapters and abstracts in the area of health and medicine. Dr. Bell has also served as an instructor in Surgery at Harvard Medical School and as an adjunct professor at the Massachusetts General Hospital School of Allied Health Professions. She has received numerous health and medical industry awards for her long-standing work in the field of diet and nutrition. Dr. Bell has a Doctorate in Science degree in Nutrition from Boston University and a Master of Science degree in Nutrition from the Massachusetts General Hospital School of Allied Health Professions.

Mr. Gallitano recently sold Columbia National, Inc., where he was Chairman and Chief Executive Officer. Columbia National, Inc. was a residential and commercial mortgage banking business with more than 70 offices nationwide. Prior to buying Columbia National, Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated where he headed the company’s Principal Transactions Group. His deep operating and financial experience spans a broad number of industries, including consumer goods, manufacturing, retail, industrial manufacturing, oil and gas, broadcasting and financial services. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation, and he started his career in management consulting at McKinsey & Company, Inc. Mr. Gallitano received his Master of Business Administration degree from the University of Chicago and his Bachelor of Business Administration degree from George Washington University. Mr. Gallitano will serve as Chairman of the Wild Oats Board of Directors Audit Committee.

Mr. Retzloff is a recognized pioneer in the natural products industry. He currently serves as Chief Executive Officer and Chairman of the Board of Rudi’s Organic Bakery, where he has been instrumental in executing a turnaround for the company. As co-founder of Horizon Organic Dairy, Mr. Retzloff served in several capacities within the company, including President, Vice President of Sales and Marketing, Senior Vice President of Corporate Development and President of the company’s International business. Mr. Retzloff also served as President, Chief Executive Officer and Chairman of the Board of Alfalfa’s Markets, Inc., where he helped to grow the four-store Colorado-based chain of natural foods stores into a $35 million business with more than 300 employees. Alfalfa’s Markets was acquired by Wild Oats Markets in 1996. Mr. Retzloff has received numerous industry awards, including the esteemed Organic Trade Association’s 2002 Organic Leadership Award for outstanding individual achievement. He currently serves on the Boards of Rudi’s Organic Bakery, Pro Organics, Bella Essentials, Rapunzel Pure Organics, as well as several nonprofit organizations.

"Each of these individuals brings a unique perspective and expertise to the Wild Oats Board of Directors," said John Shields, Chairman of the Board of Wild Oats Markets. "We believe that Dr. Bell and Messrs. Gallitano and Retzloff have the right blend of experience and knowledge to round out our Board and serve as executive counsel for our Company. We wish Messrs. Siegel and Ferguson well in their new endeavors and thank them for their years of contributions and leadership."

Mr. Siegel and Mr. Ferguson recently announced their resignations from the Wild Oats Board of Directors. Mr. Siegel had been a Director of the Company since 1998 and, in conjunction with his retirement from the Hain Celestial Group in late 2002, elected to resign from the Wild Oats Board. Mr. Ferguson also left his position as General Partner of JP Morgan Partners recently and elected to resign from the Wild Oats Board in conjunction with this decision. He had been a Wild Oats Director since 1994.

John Shields continues to serve as the Chairman of the Wild Oats Markets Board of Directors. Other Board members include: David Chamberlain, Chief Executive Officer and Chairman of the Striderite Corporation; Brian Devine, Chairman, President and Chief Executive Officer of Petco Animal Supplies, Inc., James McElwee, General Partner of Weston Presidio Capital; and Perry Odak, President and Chief Executive Officer of Wild Oats Markets, Inc.

Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of nearly $900 million, the Company currently operates 101 stores in 25 states and British Columbia. The Company’s natural food stores include Wild Oats Natural Marketplace, Henry’s Marketplace, Nature’s - a Wild Oats Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company’s website at www.wildoats.com <http://www.wildoats.com>.